Exhibit 2.1
CONFIDENTIAL TREATMENT REQUESTED:
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED
AND IS NOTED WITH “[REDACTED]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS
BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION ___

ASSET PURCHASE AGREEMENT

By and Among
DII Taiwan Corporation Ltd.,
APD Semiconductor, Inc.
and
Certain Shareholders Thereof
October 18, 2006

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ANNEXES

Annex A	Definitions

SCHEDULES

Schedule 1.01(a)(i)	Inventory
Schedule 1.01(a)(ii)	Accounts Receivable
Schedule 1.01(a)(iii)	Equipment
Schedule 1.01(a)(iv)	Intellectual Property
Schedule 1.01(a)(v)	Acquired Contracts
Schedule 1.01(a)(vii)	Actions
Schedule 1.01(a)(ix)	Permits
Schedule 1.02	Excluded Assets
Schedule 1.04(c)	Calculation of Earnout
Schedule 1.04(d)	Allocation of Purchase Price
Schedule 3.01	Qualifications as Foreign Corporation
Schedule 3.05	Financial Statements
Schedule 3.09(a)	Contracts
Schedule 3.10	Insurance
Schedule 3.12	Suppliers and Customers
Schedule 3.13	Products
Schedule 3.14	Affiliate Transactions
Schedule 3.20	Indebtedness
Schedule 3.22	Capitalization and Shareholders
EXHIBITS

Exhibit A	-	Form of License Agreement
Exhibit B	-	Form of Assignment and Assumption Agreement (Assumed Liabilities)

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and effective as of October 18, 2006, by and among DII Taiwan Corporation Ltd., a Taiwan corporation (“Buyer”), APD Semiconductor, Inc., a California corporation (“APD”), and those Persons whose names appear on the signature pages of this Agreement under the heading “Shareholders” (collectively, the “Shareholders”). All capitalized terms used in this Agreement, unless otherwise defined in this Agreement, shall have the meaning set forth on Annex A.
RECITALS
     A. The Shareholders are the beneficial and record owners of all the issued and outstanding shares of the capital stock of APD (collectively, the “Shares”).
     B. APD desires to sell to Buyer, and Buyer desires to purchase from APD, substantially all the assets of APD, upon the terms and subject to the conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.01 Purchase and Sale of Assets.
          (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, APD shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from APD, free and clear of all Encumbrances, all assets, properties and rights of every kind and description, wherever located, tangible and intangible, and whether or not reflected on the books and records of APD, which are related to, necessary for, or used by APD in connection with, the business of APD, other than the Excluded Assets (collectively, the “Assets”). The Assets shall include, but not be limited to:
     (i) all inventory, including all raw materials, work-in-process and finished goods, including, but not limited to, those set forth on Schedule 1.01(a)(i) (collectively, the “Inventory”);
     (ii) all accounts and notes receivable and other rights to receive payments, including, but not limited to, those set forth on Schedule 1.01(a)(ii) (collectively, the “Accounts Receivable”);
     (iii) all machinery, equipment, furniture, computer equipment, fixtures, leasehold improvements, supplies, spare parts, tools and other tangible personal property, including, but not limited to, those set forth on Schedule 1.01(a)(iii) (collectively, the “Equipment”);

     (iv) all Intellectual Property, including, but not limited to, all Marks, Patents, Copyrights, Software, Proprietary Rights, In-Licenses and Out-Licenses set forth on Schedule 1.01(a)(iv);
     (v) all right, title and interest in, to or under any Contract set forth in Schedule 1.01(a)(v) (collectively, the “Acquired Contracts”);
     (vi) all goodwill and other general intangibles associated with the business of APD and the Intellectual Property;
     (vii) all known and unknown, liquidated or unliquidated, contingent or fixed rights or Actions of every nature and kind which APD has or may have against any third party relating to the Assets, including, but not limited to, those set forth on Schedule 1.01(a)(vii);
     (viii) all books and records relating to the business of APD, the Assets or the Assumed Liabilities, including, but not limited to, customer and supplier lists, customer and supplier files, catalogues, brochures, sales literature, promotional material, business records, accounting records, financial records, tax records and computer software;
     (ix) to the extent transferable by APD to Buyer, all Permits, including, but not limited to, those set forth on Schedule 1.01(a)(ix);
     (x) all Actions, credits, rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors or other third parties arising before, on or after the Closing Date and relating to the Assets or any Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;
     (xi) all goods and services and all other economic benefits to be received subsequent to the Closing Date which arise out of deposits, prepayments or payments by APD prior to the Closing Date; and
     (xii) all other assets, properties and rights reflected on the Financial Statements.
          (b) APD may retain one copy of any Acquired Contract or any books and records described in Section 1.01(a)(viii) to the extent such copy is required to be retained by applicable law or is necessary for purposes of financial reporting, tax or legal defense; provided, however, that any such copy shall be subject to Section 6.04 of this Agreement.
     1.02 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.01, APD shall not sell, convey, transfer, assign or deliver to Buyer, and Buyer shall not purchase or acquire from APD, those assets of APD expressly identified on Schedule 1.02 (collectively, the “Excluded Assets”).

     1.03 Assumed Liabilities.
          (a) Except as expressly set forth in this Section 1.03, Buyer shall acquire the Assets free and clear of all Encumbrances, and shall not assume or be obligated to perform any Liability of APD, whether or not such Liability arises out of or in connection with the business of APD or the sale of the Assets by APD to Buyer hereunder. APD agrees that it shall remain liable for, and shall pay, perform, discharge or otherwise satisfy in accordance with their respective terms, any and all Liabilities related to the business of APD or the Assets, except for the Assumed Liabilities.
          (b) On the Closing Date, Buyer shall assume, and thereafter shall pay, perform, discharge or otherwise satisfy in accordance with their respective terms, the following Liabilities related to the business of APD or the Assets (collectively, the “Assumed Liabilities”):
     (i) all indebtedness of APD as of the Closing Date to any bank or any shareholder; provided, however, that the amount of indebtedness assumed by Buyer under this clause (i) shall not exceed U.S. $5,100,000;
     (ii) the trade accounts payable of APD as of the Closing Date, to the extent that such amounts were incurred in the ordinary course of business; provided, however, that the amount of trade accounts payable assumed by Buyer under this clause (ii) shall not exceed U.S. $500,000;
     (iii) all obligations and Liabilities under the Acquired Contracts to the extent that such obligations and Liabilities arise after the Closing Date (and expressly excluding any obligation or Liability arising or accrued on or prior to the Closing Date except as expressly set forth in this Section 1.03(b)).
          (c) The term “Assumed Liabilities” shall not include, and Buyer shall not assume or be responsible for, any Liability not expressly set forth in Section 1.03(b), including, but not limited to, the following:
     (i) any Liability of APD to any current or former Affiliate, officer, director, shareholder, employee, independent contractor or agent of APD;
     (ii) any Liability associated with or relating to any compensation or benefit of any person set forth in clause (i), including, but not limited to, any liability in respect of salary, bonus, severance or workers’ compensation;
     (iii) any Liability associated with or relating to any Excluded Asset;
     (iv) any Liability associated with or relating to APD’s issuance or endorsement of any check, note, draft or instrument;
     (v) any Liability associated with or related to any Benefit Plan, program or arrangement;

     (vi) any income, property, franchise, sales, use. transfer, gains or other tax, or any filing requirement or obligation with respect thereto, arising out of or relating to the sale of the Assets by APD to Buyer under this Agreement, or any transaction of APD prior to or subsequent to the date of this Agreement, all of which taxes shall be paid timely when due by APD;
     (vii) any Liabilities associated with or relating to any Action relating to the Assets or arising out of events prior to the Closing Date;
     (viii) any warranty claims associated with or relating to products sold on or prior to the Closing Date;
     (ix) any obligation or Liability associated with or relating to any Contract other than an Acquired Contract; or
     (x) any obligation or Liability associated with or relating to any Acquired Contract to the extent that such obligation or Liability arises or is accrued on or prior to the Closing Date, except as expressly set forth in Section 1.03(b).
     1.04 Purchase Price.
          (a) As payment in full for the Assets, Buyer shall:
     (i) pay to APD, on the Closing Date, in U.S. dollars an amount equal to (x) U.S. $7,000,000 less (y) the value of the Assumed Liabilities described in Section 1.03(b)(i);
     (ii) pay to APD, within five (5) Business Days after the determination thereof pursuant to Section 1.04(b), in U.S. dollars an amount equal to (x) the value of the Inventory as of the Closing Date determined as provided in Section 1.04(b) plus (y) the value of the Accounts Receivable as of the Closing Date determined as provided in Section 1.04(b) less (z) the value of the Assumed Liabilities described in Section 1.03(b)(ii) and determined as provided in Section 1.04(b);
     (iii) assume, and pay, perform, discharge or otherwise satisfy in accordance with their respective terms, the Assumed Liabilities; and
     (iv) pay to APD, on each Earnout Date, in U.S. dollars an amount with respect to each Covered Product equal to the following percent of the net sales realized by Buyer from the sale of that Covered Product in the fiscal year immediately preceding that Earnout Date, determined as provided in Section 1.04(c):

[REDACTED]
          (b) (i) Within 60 calendar days after the Closing Date, Buyer shall prepare and deliver to APD a statement setting forth Buyer’s determination of the amount described in Section 1.04(a)(ii) (the “Working Capital Statement”). The Working Capital Statement shall be prepared in accordance with Schedule 1.04(b).
     (ii) If APD disagrees with the determination of the amount described in Section 1.04(a)(ii) as shown on the Working Capital Statement, APD shall notify Buyer in writing of such disagreement within 30 calendar days after delivery of the Working Capital Statement, which notice shall describe the nature of any such disagreement in reasonable detail (including the specific items involved and the dollar amount of each such disagreement) and provide reasonable supporting documentation for each such disagreement. After the end of such 30 calendar day period, neither Buyer nor APD may introduce additional disagreements with respect to any item in the Working Capital Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and APD and will be final and binding upon Buyer and APD. During the 30 calendar day period of its review, APD shall have access to any documents, schedules or workpapers used in the preparation of the Working Capital Statement.
     (iii) Buyer and APD agree to negotiate in good faith to resolve any disagreement properly identified by APD to Buyer pursuant to Section 1.04(b)(ii). If Buyer and APD are unable to resolve all such disagreements within 30 calendar days after delivery to APD of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to an independent auditor mutually agreeable to Buyer and APD (the “Arbitrator”). If Buyer and APD are unable to mutually agree on the Arbitrator, the Arbitrator will be selected by lot from a list of four nationally or regionally recognized accounting firms after eliminating one firm designated as objectionable by each of Buyer and APD. The Arbitrator will only consider those items and amounts set forth in the Working Capital Statement as to which Buyer and APD have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Arbitrator shall deliver to Buyer and APD, as promptly as practicable and in any event within 90 calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Arbitrator shall select as a resolution the position of either Buyer or APD for each item of disagreement and may not impose an alternative resolution. The Arbitrator shall make its determination based exclusively on presentations and supporting material provided by Buyer and APD and not pursuant to any independent review. The determination of the Arbitrator shall be final and binding upon Buyer and APD. The fees, expenses and costs of the Arbitrator shall be shared equally by Buyer and APD. Other than such fees and expenses of the Arbitrator, Buyer and APD shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 1.04(b).
     (iv) The parties shall cooperate with each other in connection with, shall furnish to each other all such information as may be reasonably requested by a party, and shall provide the other parties and their representatives reasonable access to books and records and relevant personnel during the preparation of the Working Capital Statement and during the resolution of any disputes that may arise under this Section 1.04(b).
     (v) The purpose of this Section 1.04(b) is to determine the amount described in Section 1.04(a)(ii). Accordingly, any adjustment pursuant to this Section 1.04(b) shall not be deemed to be an indemnification by APD pursuant to Section 7.01, nor preclude Buyer from exercising any indemnification rights pursuant to Section 7.01.
          (c) The amounts described in Section 1.04(a)(iv) shall be based on the net sales and the average gross profit margin realized by Buyer from the sale of each Covered Product, which factors shall be determined by Buyer in accordance with the standards set forth on Schedule 1.04(c). The determination of such factors by Buyer shall be final and binding upon Buyer and APD. Each payment pursuant to Section 1.04(a)(iii) shall be accompanied by a written statement setting forth for each Covered Product the calculation of such payment in reasonable detail.

ARTICLE II
CLOSING
     2.01 Closing.
          (a) The consummation of the transactions contemplated by Article I (the “Closing”) shall take place on the Closing Date at the offices of Buyer, 3050 East Hillcrest Drive, Westlake Village, California 91362, or such other place as may be mutually agreed to in writing by Buyer and APD. The Closing shall be deemed effective as of the close of business on the Closing Date.
          (b) The Closing Date shall occur five (5) Business Days following the date upon which the conditions set forth in Article V have been satisfied, or such earlier or later date as may be mutually agreed to in writing by Buyer and APD (such date being referred to herein as the “Closing Date”).
          (c) All payments required under Section 1.04 shall be made in next day funds by wire transfer to such account as APD may designate in writing not less than two (2) Business Days before such payment.
     2.02 Deliveries by APD. At or prior to the Closing, APD shall deliver to Buyer the following:
     (i) copies of the resolutions of the Board of Directors and the shareholders of APD authorizing the transactions set forth herein, certified by the Secretary of APD;
     (ii) all endorsements, licenses, bills of sale, assignments, instruments of title, consents by third parties and other documents as may be necessary, or as Buyer may reasonably request, to effectively convey to Buyer and vest in Buyer good, clear and marketable title to all of the Assets, all in proper form for filing, registration or recording and in form and substance reasonably satisfactory to Buyer and its counsel;
     (iii) full possession of all the Assets, including, but not limited to, the originals of all agreements, instruments, documents, deeds, books, records, files and other data and information that constitute part of the Assets (collectively, the “Records”);
     (iv) a copy of the certificate of incorporation of APD certified as of a recent date by the Secretary of State of California;
     (v) a certificate of good standing of APD issued as of a recent date by the Secretary of State of the State of California; and
     (vi) such other documents and instruments as may be necessary to effect the transactions contemplated by this Agreement.

     2.03 Buyer’s Deliveries at Closing. At or prior to the Closing, Buyer shall deliver to APD the following:
     (i) the amount set forth in Section 1.04(a)(i);
     (ii) executed copy of a License Agreement between Buyer and APD or its assignee in the form attached as Exhibit A; provided, however, that any such assignee shall be controlled by a majority of the current shareholders of APD;
     (iii) executed copy of an Assignment and Assumption Agreement in the form attached as Exhibit B; and
     (iv) such other documents and instruments as may be necessary to effect the transactions contemplated by this Agreement.
     2.04 Delivery of Assets.
          (a) Delivery of possession of the Assets shall be deemed to have occurred for all purposes at the close of business on the Closing Date, and all risk of loss, whether or not covered by insurance, shall be on APD until such date and on Buyer thereafter.
          (b) As soon as practicable after the Closing Date, Buyer shall remove from APD’s premises all Assets located thereon, and until so removed, APD shall keep such Assets segregated and identified as the property of Buyer, and shall cooperate in the removal of the same at the cost and expense of Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF APD AND THE SHAREHOLDERS
     APD and each of the Shareholders, jointly and severally, hereby represent and warrant to Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II):
     3.01 Corporate Existence and Qualification. APD is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has the requisite power to own, manage, lease, hold and operate its properties and assets and to carry on its business as and where such properties and assets are presently located and such business is presently conducted; and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its assets or the nature of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on its business, operations, properties, prospects or condition (financial or otherwise) or the Assets (a “Material Adverse Effect”). APD is qualified as a foreign corporation and is in good standing in each jurisdiction set forth in Schedule 3.01 attached hereto.

     3.02 Authority, Approval and Enforceability. This Agreement has been duly authorized, executed and delivered by APD and each of the Shareholders, and APD and each of the Shareholders has all requisite power and authority to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of APD and each of the Shareholders. This Agreement and each Collateral Agreement to which APD or a Shareholder is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms.
     3.03 Conflicts. The execution and delivery by APD and each of the Shareholders of this Agreement and each Collateral Agreement, and the performance by it of its obligations hereunder and thereunder, does not and will not (with or without the giving of notice or passage of time):
     (i) violate, or conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of APD or such Shareholder;
     (ii) violate of any Legal Requirements applicable to APD or such Shareholder, or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority;
     (iii) require a consent, approval or waiver from, or notice to, any party to a Contract to which APD or such Shareholder is a party, or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of material obligations, loss of material benefit or increase in any material Liabilities or fees under, or create in any party the right to terminate, cancel or modify, any Acquired Contract; or
     (iv) result in the creation of any Encumbrance upon any Asset.
     3.04 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of APD or any of the Shareholders, threatened before any Governmental Authority seeking to restrain APD or any of the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against APD or any of the Shareholders or their properties as a result of the consummation of this Agreement.
     3.05 Financial Statements.
          (a) Schedule 3.05 contains true and complete copies of (i) the unaudited consolidated balance sheet of APD as of August 31, 2006 and (ii) the unaudited consolidated statements of income and cash flows of APD for the eight-month period ending on August 31, 2006 (collectively, the “Financial Statements”). The Financial Statements (i) are in accordance with the books and records of APD; (ii) disclose all the assets and reflect or reserve all Liabilities of APD as of the date thereof; (iii) present fairly the financial condition and results of operations of APD on a consolidated basis as of the respective dates and for the respective periods thereof; and (iv) have been prepared on a consistent basis throughout the periods indicated and in accordance with generally accepted accounting principles in the United States and APD’s normal practices.
          (b) APD maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of APD and to maintain accountability for APD’s consolidated assets; (iii) access to APD’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of APD’s assets is compared with existing assets at regular intervals; and (v) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (c) There are no (i) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect APD’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in APD’s internal controls. Neither APD nor any director, officer, employee, auditor, accountant or representative of APD has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of APD or its internal accounting controls, including any complaint, allegation, assertion or claim that APD has engaged in questionable accounting or auditing practices.
     3.06 Compliance with Laws. APD is and has been in compliance with any and all Legal Requirements applicable to the business of APD, and has all Permits necessary to own or operate the Assets and to conduct its business as now being conducted. Neither APD nor any Shareholder has received any notice to the effect that, or otherwise been advised that, APD is not in compliance with any Legal Requirement, and neither APD nor any Shareholder is aware of any existing circumstance which could result in the violation of any Legal Requirement.
     3.07 Litigation. There is no Action against APD pending or, to the Knowledge of APD or any of the Shareholders, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and to the Knowledge of APD or any of the Shareholders, there is no basis for any such Action and there is no Court Order to which APD is subject.
     3.08 Assets of the Business. APD has and will have as of the Closing Date good and marketable title to the Assets, free and clear of any and all Encumbrances. The Assets and the rights conferred by the Acquired Contracts comprise all of the properties, assets and rights of APD which relate to the conduct of the business of APD as presently conducted and are adequate to conduct the business as presently conducted by APD. All of the Assets are in good condition and working order and are adequate for the uses to which they are being put; none of the tangible Assets is in need of maintenance or repair except for ordinary, routine maintenance and repairs; and all of the tangible Assets are and on the Closing Date will be in good operating condition and state of maintenance and repair, and will have been serviced and maintained, where applicable, substantially in accordance with manufacturer’s recommendations.

     3.09 Commitments.
          (a) Except as otherwise set forth on Schedule 3.09(a), APD is not a party to or bound by any of the following, whether written or oral:
     (i) any Contract that cannot by its terms be terminated by APD with 90 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;
     (ii) any purchase commitment in excess of normal requirements or at prices in excess of prevailing market prices;
     (iii) any sales contract at prices below prevailing market prices or inventory prices plus selling costs;
     (iv) any Contract for capital expenditures by APD in excess of $10,000 per calendar quarter in the aggregate;
     (v) any lease or license with respect to any Assets, real or personal, whether as landlord, tenant, licensor or licensee;
     (vi) any agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any asset;
     (vii) any partnership, joint venture or other similar agreement;
     (viii) any Contract with any Affiliate of APD relating to the provision of goods or services by or to APD;
     (ix) any agreement that purports to limit APD’s freedom to compete freely in any line of business or in any geographic area;
     (x) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any Assets (other than sales of Inventory in the ordinary course of business);
     (xi) any preferential purchase right, right of first refusal or similar agreement; and
     (xii) any other Contract that is material to the business of APD.
          (b) All of the Acquired Contracts are legal, valid, binding and in full force and effect, and are enforceable in accordance with their respective terms; APD has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any Acquired Contract in any respect and neither APD nor, to the Knowledge of APD or any of the Shareholders, any other party thereto is in breach of any of the terms or covenants of any Acquired Contract (or with notice or lapse of time or both, would be in breach of any Acquired Contract). Following the Closing, Buyer will be entitled to all of the benefits of APD under each Acquired Contract.
          (c) APD is not a party to or bound by any Contract or Contracts, the terms of which were arrived at by or otherwise reflect less than arm’s-length negotiations or bargaining.
     3.10 Insurance. Schedule 3.10 sets forth a complete and correct list of all insurance policies presently in effect that relate to APD or the Assets, all of which are in full force and effect.
     3.11 Inventories. The Inventory as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of APD, shall conform to published specifications, and shall be free of defects and be marketable and be saleable, at prevailing market prices not less than the book value thereof, in the ordinary and usual course of business for the purposes for which intended, except for items which have been written off or written down to net realizable value in the Financial Statements. The amount of such Inventory as reflected on the Financial Statements is based on actual physical counts and have been valued at the lower of cost or fair market value.
     3.12 Suppliers and Customers. Schedule 3.12 sets forth (i) the ten (10) largest suppliers of APD during each of calendar years 2005 and 2006; and (ii) the ten (10) largest customers of APD during each of calendar years 2005 and 2006. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, APD’s business relationship with any customer or supplier, which termination, cancellation, limitation, modification or change could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
     3.13 Products. Schedule 3.13 lists each product under development, developed, manufactured, licensed, distributed or sold by APD and any other products in which APD has any proprietary rights or beneficial interest (collectively, the “Products”).
     3.14 Transactions With Affiliates. Except as set forth on Schedule 3.14 and except for customary advances to employees consistent with past practices and payment of compensation for employment to employees, consistent with past practices, APD has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of APD or any of their respective Affiliates. Except as set forth on Schedule 3.14, no shareholder or other Affiliate of APD is indebted to APD for money borrowed or other loans or advances, and APD is not indebted to any shareholder or any such Affiliate.
     3.15 Operations Since August 31, 2006.
          (a) Since August 31, 2006, there has not been any change, circumstance or effect in or with respect to the Assets or the financial condition, results of operations or prospects of the business of APD, other than any changes, circumstances and effects arising in the ordinary course of business that have not had and would not have, individually or in the aggregate, a Material Adverse Effect, nor is any such change, circumstance or effect anticipated.
          (b) Since August 31, 2006, APD has conducted its business in the ordinary course, and APD has not:
     (i) conveyed, exchanged, sold, assigned, abandoned, leased (as lessor or lessee), transferred, licensed, or otherwise disposed of, in whole or in part, in a single transaction or series of related transactions, any Assets (including Intellectual Property) except for full consideration in the ordinary course of business;
     (ii) undertaken or committed to undertake capital expenditures;
     (iii) suffered any damage, destruction or casualty loss with respect to any property (whether or not covered by insurance);
     (iv) except as set forth on Schedule 3.20, incurred or guaranteed any Indebtedness;
     (v) made any change in the accounting principles, methods, practices or policies;
     (vi) acquired or purchased any properties or assets that are, individually or in the aggregate, material to the business of APD (other than in the ordinary course of business), merged or consolidated with, or acquired all or substantially all of the assets of, or otherwise acquired, any Person, or made any investment in any Person;
     (vii) executed, terminated, cancelled, amended, modified or permitted to modify, amend, terminate, cancel or expire any Contract;
     (viii) created or suffered the imposition of any Encumbrance on any of the Assets;
     (ix) forgiven or cancelled any debt or claim or voluntarily waived any right of value, other than compromises of accounts receivable in the ordinary course of business;
     (x) entered into any intercompany transactions with any Affiliate of APD; or
     (xi) suffered any actual or threatened cancellations by customers or suppliers for the purchase or sale of goods or services;
     (xii) suffered any actual, or received notice of any planned, increases in prices of goods or services provided to it by suppliers or other third party vendors; or

     (xiii) accelerated receivables, delayed payables or liquidated inventory, except in accordance with prior practices;
     (xiv) authorized, approved, agreed or committed to do any of the actions described in clauses (i)-(xiii) above.
          (c) Since August 31, 2006, APD has operated its business in the ordinary course consistent with its past practice so as to preserve such business intact, to keep available to it the services of its employees, and to preserve its business and the goodwill of its suppliers, customers, distributors and others having business relations with it.
     3.16 Taxes. APD has filed or will have filed on a timely, complete and accurate basis all Tax Returns in connection with any Tax required to be filed by it, and APD has or will have timely paid all such Taxes shown thereon to be due. None of the Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any lien in favor of any state, local or foreign Governmental Authority pursuant to any comparable provision of state, local or foreign law, under which transferee liability might be imposed upon Buyer as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state, local or foreign law. No unresolved issue has been raised by any Governmental Authority in the course of any audit with respect to Taxes related to the Assets or the Assumed Liabilities. No Governmental Authority is now asserting or threatening to assert against APD any deficiency or claim for additional Taxes, or any adjustment of Taxes, related to the Assets or the Assumed Liabilities. There is no Action, audit, claim or investigation now pending or threatened with respect to any Tax with respect to the Assets or the Assumed Liabilities. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Assets or the Assumed Liabilities. APD has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. APD has collected all material sales and use Taxes required to be collection and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.
     3.17 Permits. Each Permit is valid, binding and in full force and effect, and APD is not in violation of or default thereunder, and, to the Knowledge of APD and each of the Shareholders, no suspension or cancellation of any such Permit is threatened.
     3.18 Intellectual Property.
          (a) Schedule 1.01(a)(iv) contains a list of all Marks, Patents, Copyrights, Software, Proprietary Rights, In-Licenses and Out-Licenses owned or used by APD as of the date of this Agreement, and such Marks, Patents, Copyrights, Software, Proprietary Rights, In-Licenses and Out-Licenses are adequate to conduct the business of APD as presently conducted.
          (b) APD: (i) owns the entire and exclusive right, title and interest in and to all Intellectual Property, except for U.S. Patent No. 6,537,860 (the “860 Patent”), free and clear of Encumbrances or adverse claims of ownership, including, but not limited to, claims from current or former employees and contractors; and (ii) APD co-owns the “860 Patent” with Fujifilm Microdevices Company, Ltd., with which APD jointly owns the entire right, title and interest in and to the “860 Patent,” free and clear of Encumbrances or adverse claims of ownership, including, but not limited to, claims from current or former employees and contractors.
          (c) To the Knowledge of APD and each of the Shareholders, all items set forth on Schedule 1.01(a)(iv) with a status of “Granted” are valid and in force, all items set forth on Schedule 1.01(a)(iv) with a status of “Pending” are not abandoned, and all items set forth on Schedule 1.01(a)(iv) with a status of “Abandoned” are abandoned.
          (d) (i) During the previous three (3) years, no material Action has been taken or, to the Knowledge of APD or any of the Shareholders, threatened, (A) alleging that the conduct of its business or any Intellectual Property infringes on or misappropriates the Intellectual Property of another Person; or (B) challenging the ownership or validity of the Intellectual Property; (ii) no material Action is pending with respect to any Intellectual Property; and (iii) to the Knowledge of APD and each of the Shareholders, there is no valid basis for any Action described in this Section 3.18.
          (e) APD has taken all necessary steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all trade secrets and confidential Intellectual Property.
     3.19 Environmental Matters. Except as set forth on Schedule 2.15:
          (a) For purposes of this Section, the term “Company” shall include (i) all Affiliates of APD (except any Person who is an Affiliate of APD solely as a result of the ownership of Shares), (ii) all partnerships, joint ventures and other entities or organizations in which APD was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by APD or to which APD has succeeded.
          (b) The facilities of Company have been maintained in compliance with all Legal Requirements which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees; or (ii) impose liability with respect to any of the foregoing, including, without limitation, the Air Pollution Control and Emissions Criteria for the Semiconductor Manufacturing Industry , the Waste Disposal Act , or any other similar applicable law of similar effect, each as amended. (All of the above, collectively, are referred to herein as the “Environmental Laws”).

          (c) The facilities of Company are, and at all times have been, and all former facilities of Company were at all times when owned, leased or operated by Company, owned, leased and operated in compliance with all Environmental Laws and in a manner that will not give rise to any liability under any Environmental Laws.
          (d) Company has, and at all times has had, all Permits required under any Environmental Law and each facility of Company is, and at all times has been, in compliance with all such Permits.
          (e) The consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.
          (f) Company has not received any notice at any time that it is or was claimed to be in violation of or in non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law.
          (g) There is not now pending or threatened, nor any basis for, nor has there ever been, any Action against Company under any Environmental Law or otherwise with respect to any release or mishandling of any Hazardous Substance.
          (h) There is no Action by any Governmental Authority relating to any Environmental Law which regulate, obligate, bind or in any way affect Company or any facility or former facility of Company.
          (i) There is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any facility or any former facility of Company, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such facility in full compliance with all Environmental Laws and necessary for the operation of the business conducted there.
          (j) Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in liability of Company under any Environmental Law.
          (k) There are no present or past Environmental Conditions in any way relating to Company or the facilities or former facilities of Company. “Environmental Conditions” means the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon the facilities or former facilities or other property of Company and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any release of any kind whatsoever of any Hazardous Substance) as a result of which Company has or may become liable to any person or by reason of which the facilities or former facilities may suffer or be subjected to any Encumbrance.

          (l) No current or past use, generation, treatment, transportation, storage, disposal or handling practice of Company with respect to any Hazardous Substance has or will result in any liability under the Air Pollution Control and Emissions Criteria for the Semiconductor Manufacturing Industry , the Waste Disposal Act or any applicable law of similar effect.
          (m) There is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any facility or former facility of Company where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws, and there has been no release from or rupture of any such tank or pipeline, including, without limitation, any release from or in connection with the filling or emptying of such tank.
          (n) True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Company, of all environmental audits or assessments which have been conducted at any facility or former facility of Company within the past five years, either by Company or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Company or any Shareholder has Knowledge is included on Schedule 3.19.
          (o) Company does not manufacture or distribute any product which requires any warning mandated by any Legal Requirement.
          (p) Company is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other Contract under which Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.
          (q) Company has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.
          (r) Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.
     3.20 No Undisclosed Liabilities.
          (a) APD does not have any Liabilities of any nature except for (i) Liabilities disclosed, reflected or reserved against in the Financial Statements, (ii) Liabilities incurred since August 31, 2006 in the ordinary course of business and which have not and will not result in a Material Adverse Effect and (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

          (b) Except as set forth on Schedule 3.20, APD does not have any Indebtedness.
     3.21 Accounts Receivable. All Accounts Receivable represent or shall represent valid and enforeceable obligations arising from bona fide sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date current and fully collectible in the ordinary course of business, net of the reserves shown on the Financial Statements as of the Closing Date (which reserves are adequate and calculated consistent with past practice). To the Knowledge of APD and each of the Shareholders, there is no contest, claim, or right of set off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 1.01(a)(ii) contains a complete and accurate list of all Accounts Receivable as of the date of the Financial Statements, which list sets forth the aging of such Accounts Receivable.
     3.22 Capitalization and Shareholders.
          (a) Schedule 3.22(a) sets forth the authorized and outstanding shares of the capital stock of APD. All outstanding shares of APD’s capital stock have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding (i) shares of capital stock or other securities of APD other than the Shares, (ii) options, warrants or other securities of APD convertible into or exchangeable for shares of capital stock or other securities or ownership interests in APD, or (iii) Contracts, commitments, understandings, arrangements, restrictions or rights by which APD may be obligated to issue any shares of the capital stock or other securities of APD. APD has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of APD on any matter.
          (b) The issued and outstanding shares of the capital stock of APD are owned beneficially and of record by the Persons set forth in Schedule 3.22(b), free and clear of all Encumbrances.
          (c) Except as set forth on Schedule 3.22(c), APD does not own, directly or indirectly, any outstanding securities of or other interest in, or control, any Person.
     3.23 Equipment. All Equipment is in good working order and condition, ordinary wear and tear excepted.
     3.24 Product Liability and Recalls.
          (a) There is no pending or, to the Knowledge of APD or any of the Shareholders, threatened claim against APD for injury to person or property of employees or any third parties suffered as a result of the design, development, manufacture or sale of any product or performance of any service, including claims arising out of the defective or unsafe nature of any product or service of APD.
          (b) There is no pending or, to the Knowledge of APD or any of the Shareholders, threatened recall, withdrawal or suspension of any product designed, developed, manufactured or sold by APD, and APD has not received written notice of any investigations of any product designed, developed, manufactured or sold by APD. To the Knowledge of APD or any of the Shareholders, there are no product or service defects which could give rise to any such recall, withdrawal, suspension or investigation. There has been no recall of APD’s products during the past three (3) years.
          (c) All of the test results or other information (e.g., test failures, field failures, customer returns) submitted by APD to any Governmental Authority or independent testing agency within the past three (3) years for the rating or certification of any product or facility of APD were true and complete at the time such information was provided.
     3.25 Other Information. The information furnished by APD to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the schedules hereto, the instruments referred to in such schedules and the certificates and other documents to be executed or delivered pursuant hereto by APD at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to APD that:
     4.01 Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its assets or the nature of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on its business, operations, properties, prospects or condition (financial or otherwise).
     4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer, and Buyer has all requisite power and authority to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions contemplated hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.
     4.03 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of Buyer, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing.

     4.04 Conflicts. The execution and delivery by Buyer of this Agreement and each Collateral Agreement, and the performance by it of its obligations hereunder and thereunder, does not and will not (with or without the giving of notice or passage of time):
     (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Buyer;
     (ii) violate any Legal Requirements applicable to Buyer;
     (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to Buyer; or
     (iv) require Buyer to obtain or make any waiver, consent, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.
ARTICLE V
CONDITIONS TO OBLIGATIONS
     5.01 Conditions to Obligations of APD and the Shareholders. The obligations of APD and the Shareholders to carry out the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by APD in writing):
     (i) all representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing as though made on and as of that date; Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing; and APD shall have received a certificate to that effect from an officer of Buyer;
     (ii) as of the Closing Date, no Action shall be pending or threatened before any Governmental Authority seeking to restrain APD or prohibit the Closing or seeking Damages against APD as a result of the consummation of this Agreement; and
     (iii) all of Buyer’s deliveries (described in Section 2.03) shall be tendered to APD at or prior to Closing.
     5.02 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by APD in writing):
     (i) all representations and warranties of APD and each of the Shareholders contained in this Agreement shall be true and correct at and as of the Closing as though made on and as of that date; APD and each of the Shareholders shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by it at or prior to the Closing; and Buyer shall have received a certificate to that effect from an officer of APD;
     (ii) as of the Closing Date, no Action shall be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Assets as a result of the consummation of this Agreement;
     (iii) all of APD’s deliveries (described in Section 2.02) shall be tendered to Buyer at or prior to Closing;
     (iv) no damage, destruction, casualty or loss (whether or not covered by insurance) and no event or condition adversely affecting the business, financial condition or prospects of APD or the Assets shall have occurred; and
     (v) no proceeding in which APD shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against APD under any United States, state or foreign bankruptcy or insolvency law.
     5.03 Disclosure Supplement. APD shall have the right to supplement its disclosure to Buyer with respect to any matter arising after the date of this Agreement that, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in any schedule hereto. If such additional information set forth in such supplement (together with any additional information set forth in the disclosure schedules and any prior supplement) reveal facts, events or circumstances that Buyer reasonably believes will have, individually or in the aggregate, a Material Adverse Effect, then the condition stated in Section 5.02(a) shall be deemed not to have been satisfied and this Agreement may be terminated by Buyer.
     5.04 Name Change. APD shall change its name at Closing and discontinue all use of the name “APD Semiconductor” or any derivative or variant thereof.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.01 Further Assurances. Following the Closing, APD, the Shareholders and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto for the purpose of transferring to Buyer possession of the Assets.
     6.02 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the Nasdaq Global Securities Market or the United States Securities and Exchange Commission (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.
     6.03 Conduct of the Business Prior to the Closing Date. From the date hereof until the Closing Date, APD shall operate its business only in the ordinary course, and shall not engage in any of the actions described in Section 3.15 without the written consent of Buyer in each instance.
     6.04 Confidential Information. APD and each of the Shareholders acknowledges that all customer, supplier and distributor lists, manufacturing techniques, formulas, sales, marketing and expansion strategies, technology, processes of APD and Buyer relating to the business conducted with the Assets, and all related information concerning the products, services, production, development, technology and all related technical information, procurement, and sales activities and procedures, promotion, and pricing techniques, and credit financial data relating to the business conducted with the Assets concerning customers of APD and Buyer are valuable, special, and unique assets (collectively, “Confidential Information”). The parties agree that all Confidential Information of APD shall be transferred to Buyer as part of the Assets pursuant to the terms of this Agreement. In recognition of this, APD represents and agrees that during the five (5) year period following the date of this Agreement, APD will not (i) disclose any Confidential Information to any Person or entity, or (ii) make use of any Confidential Information for its own purposes or for the benefit of any Person or entity other than Buyer, except for disclosures required by any Legal Requirement, in which event Buyer shall be given prompt notice of any such compelled disclosure, and, if possible, opportunity to defend its rights hereunder prior to any such compelled disclosure being made. APD acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interest of APD and that restriction against disclosure of Confidential Information is reasonable in light of the consideration and other value APD has accepted pursuant to this Agreement.
     6.05 Transition. Prior to the Closing Date, Buyer and APD shall agree in writing upon a process for handling orders and product shipments during a reasonable transition period following the Closing Date. Buyer and APD shall also agree in writing upon a process for introducing Buyer to APD’s customers and notifying APD’s customers of Buyer’s purchase of the Assets. Any and all of APD’s press releases to the public regarding the transaction contemplated by this Agreement, and communications to vendors and customers regarding the transaction reasonably contemplated by this Agreement shall be approved by Buyer in writing.
     6.06 Access and Information. From the date hereof until the first to occur of the Closing Date and the termination of this Agreement, APD shall permit, or cause to be provided, access to Buyer and its representatives to make such investigation of the business of APD, including the Assets and the Assumed Liabilities, as Buyer reasonably deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include access to the directors, officers, employees, customers, suppliers, agents and representatives (including legal counsel and independent accountants) of APD and the properties, books, records and commitments of APD. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. If the results of such investigation are not satisfactory to Buyer in its sole and absolute discretion, Buyer shall have the right to terminate this Agreement by written notice to APD, as provided in Section 8.03 and with the consequences provided in Section 8.13(b). Such investigation shall not constitute a waiver or relinquishment by Buyer of its right to rely on the representations, warranties and covenants of APD and the Shareholders contained in this Agreement.
     6.07 Covenants Not to Compete.
          (a) As used in this Section 6.07, the term “Competitive Activity” shall mean any participation in, employment by, ownership of any interest in, acceptance of business from or assistance, promotion or organization of any Person, partnership, corporation, firm, association or other business organization, entity or enterprise which, directly or indirectly, is engaged in, or hereinafter engages in, research on, or the development, production, manufacture, marketing, distribution or selling of any product which is the same as, substantially equivalent to or competitive with any product now manufactured or sold, or presently under development, by APD, including, but not limited to, the Products, or any other products which Buyer or any of its Affiliates hereafter may introduce which use or are based on, in whole of in part, the Intellectual Property; provided, however, that the exercise by [APD] of its rights under that certain License Agreement referred to in Section 2.03(ii) shall not constitute a “Competitive Activity.”
          (b) Until the fourth anniversary of the Closing Date, APD and each of the Shareholders shall refrain from, without the prior written consent of Buyer in each instance, directly or indirectly, engaging in any Competitive Activity in any of the following geographic areas:
     (i) Taiwan;
     (ii) The People’s Republic of China;
     (iii) the United States of America; and
     (iv) anywhere in the world.
          (c) APD and each of the Shareholders shall not, without the prior written consent of Buyer in each instance, disclose or use in any way any Intellectual Property, except as expressly permitted by that certain License Agreement referred to in Section 2.03(ii).
          (d) APD and each of the Shareholders shall not, directly or indirectly, employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee or independent contractor of Buyer (or any person whose employment or status as an independent contractor has terminated within the twelve (12) months preceding the date of such solicitation) in any capacity if that person possesses or has knowledge of any Intellectual Property.
          (e) APD and each of the Shareholders hereby acknowledge and agree that it would be difficult to fully compensate Buyer for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that Buyer shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions. This provision with respect to injunctive relief shall not, however, diminish Buyer’s right to claim and recover damages.

          (f) During the period commencing on the Closing Date and ending on August 31, 2008, Buyer and its Affiliates shall not sell any 500v+ rectifier product, the sale of which by Buyer would infringe upon any issued U.S. or foreign patent set forth on Schedule 1.01(a)(iv) but for the assignment of such patent by APD to Buyer as provided in this Agreement.
     6.08 Offers of Employment. On or before the Closing Date, Buyer shall offer to employ substantially all of APD’s employees on such terms as Buyer and each employee shall mutually agree. This employment will be “at will.”
     6.09 Insurance. Between the date of this Agreement and the Closing, APD shall maintain in effect insurance coverage on the Assets, which insurance protection is adequate in amount, type and risks insured against in accordance with good judgment and normal trade practice in similar businesses.
ARTICLE VII
INDEMNITY
     7.01 Indemnification.
          (a) APD and each of the Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer, its Affiliates, and its partners, shareholders, directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, judgments, claims, settlements, losses, Damages, costs, fees (including attorneys’ fees, court fees and expenses), liens, taxes, penalties, obligations and expenses incurred or suffered (collectively, “Losses”) by any such Buyer Indemnified Party arising from:
     (i) any misrepresentation or breach of any representation, warranty or agreement of APD or any of the Shareholders contained in this Agreement;
     (ii) the non-fulfillment by APD or any of the Shareholders of any covenant or agreement made by such party in this Agreement;
     (iii) any obligation arising from the conduct of the business of APD on or prior to the Closing;
     (iv) any Liability that is not an Assumed Liability;
     (v) without limiting the foregoing, all Liabilities for Taxes incurred by APD related to or arising as a result of the conduct of the business of APD on or prior to the Closing Date;
     (vi) the failure of APD or Buyer to comply with any bulk sales law; and
     (vii) any and all Losses incident to any of the matters referred to in clauses (i) through (vi) of this Section 7.01(a);

provided, however, that (i) the aggregate indemnification obligation of APD and the Shareholders under this Section 7.01 shall not exceed the Purchase Price; and (ii) the indemnification obligation of any Shareholder under this Section 7.01 shall not exceed its proportionate share of the Purchase Price based on the percentage of the Shares owned by it.
          (b) Buyer shall indemnify and hold harmless APD, the Shareholders, their respective Affiliates and their respective partners, shareholders, directors, officers, employees and other agents and representatives (collectively “APD Indemnified Parties”), from and against any and all Losses incurred or suffered by any such person arising from:
     (i) any misrepresentation or breach of any representation, warranty or agreement of Buyer contained in this Agreement;
     (ii) the non-fulfillment by Buyer of any covenant or agreement made by it in this Agreement;
     (iii) any and all Assumed Liabilities;
     (iv) any obligation arising from the conduct of the business of Buyer after the Closing; and
     (v) any and all Losses incident to any of the matters referred to in clauses (i) through (iv) of this Section 7.01(b).
     7.02 Notice of Asserted Liability. Promptly after a Buyer Indemnified Party or APD Indemnified Party (in this context, an “Indemnitee”) become aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article VII, the Indemnitee shall give notice thereof in the manner provided in Section 8.03 of this Agreement (the “Claims Notice”) to the party (in this context, the “Indemnitor”). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor’s request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim(s) made by Indemnitee.
     7.03 Opportunity to Defend. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel reasonably acceptable to Indemnitee, any Asserted Liability; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defends such Asserted Liability, it shall within 15 business days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If

Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability, at the sole cost and expense of Indemnitor, without prejudice to any rights Indemnitee may have hereunder. In such event, Indemnitor may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation under Section 7.01; provided, however, that Indemnitee shall control such defense. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party’s control that are necessary or appropriate for such defense.
     7.04 Limitations. The indemnification and reimbursement obligations hereunder shall expire on the second anniversary of the Closing Date (the “Expiration Date”), except (i) as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, Tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnitor has received written notice from the Indemnitee on or before the Expiration Date and (ii) with respect to Taxes, the Expiration Date shall be 90 days after expiration of the latest statute of limitations applicable to such Taxes.
     7.05 Tax Adjustment. Any amounts payable by an Indemnitor to or on behalf of an Indemnitee in respect of a Loss will be adjusted as follows: If an Indemnitee is liable for any additional taxes as a result of the payment of amounts in respect of an indemnifiable claim, the Indemnitor will pay to the Indemnitee in addition to such amounts in respect of the Loss within ten days after being notified by the Indemnitee of the payment of such liability (x) an amount equal to such additional taxes (the “Tax Reimbursement Amount”) plus (y) any additional amounts required to pay additional taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnitee will have received from the Indemnitor, net of the payment of taxes, an amount equal to the Loss.
     7.06 Waiver of Subrogation and Other Rights. An Indemnitee will not be required to proceed against any particular Indemnitor for indemnification or otherwise in respect of any Losses before enforcing its rights hereunder against any other Indemnitor, and each Indemnitor expressly waives all rights it may have, now or in the future, under any statute, at common law, or at law or in equity, or otherwise, to compel an Indemnitee to proceed against any Indemnitor in respect of any Losses before proceeding against, or as a condition to proceeding against, any other Indemnitor.
     7.07 Non-Exclusive Remedy. The provisions for indemnification set forth in this Article VII are not the exclusive remedies of the parties hereto with respect to the matters addressed in this Article VII.
ARTICLE VIII
MISCELLANEOUS
     8.01 Brokers. Regardless of whether the Closing shall occur, (i) APD and each of the Shareholders, jointly and severally, shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by APD or any of the Shareholders in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless APD and each of the Shareholders from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.
     8.02 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.
     8.03 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or sent by national commercial courier service, return receipt requested for next day delivery to be confirmed in writing by such courier, or by telecopier, to the address set forth below the name of such Party on the signature pages hereof. Each such address for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.
     8.04 Governing Law, Jurisdiction, Venue, Waiver and Jury Trial. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of California (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the exclusive jurisdiction of the State of California, Los Angeles County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the Central District of California. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
     8.05 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     8.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by APD or any of the Shareholders without the prior written consent of Buyer in each instance, except as expressly provided in Section 2.03(ii). Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
     8.07 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.
     8.08 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the section of this Agreement to which such disclosure specifically relates.
     8.09 Multiple Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8.10 References and Construction.
          (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.
          (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.
     8.11 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.
     8.12 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.
     8.13 Termination.
          (a) This Agreement shall terminate on the earlier to occur of any of the following events:
     (i) the mutual written agreement of Buyer and APD;
     (ii) by written notice of Buyer or APD to the other party hereto, if the Closing shall not have occurred prior to 12:00 midnight, Pacific time, on December 31, 2006;
     (iii) by written notice of Buyer to APD, if APD or any of the Shareholders shall have materially breached any of their representations, warranties or agreements contained herein, and such breach shall remain uncured for a period of 15 days after receipt of written notice of such breach by the non-breaching party; provided, however, that, if such breach is curable prior to December 31, 2006 by APD or any of the Shareholders, as the case may be, or through the exercise of its reasonable commercial efforts to eliminate, undo or reverse the event or circumstance giving rise to such breach and for so long as APD or any of the Shareholders, as the case may be, continues to exercise such reasonable commercial efforts, Buyer may not terminate this Agreement under this clause.
     (iv) by written notice of APD to Buyer, if Buyer shall have materially breached any of its representations, warranties or agreements contained herein, and such breach shall remain uncured for a period of 15 days after receipt of written notice of such breach by the non-breaching party; provided, however, that, if such breach is curable prior to December 31, 2006 by Buyer, or through the exercise of its reasonable commercial efforts to eliminate, undo or reverse the event or circumstance giving rise to such breach and for so long as Buyer continues to exercise such reasonable commercial efforts, APD may not terminate this Agreement under this clause.
          (b) Nothing in this Section 8.13 shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Upon the termination of this Agreement, all other rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 6.02, 6.04, 7.05, 8.02-8.05, 8.07 and 8.10-8.12.
     8.14 Bulk Sales Laws. The parties hereby waive compliance with the bulk sales laws of any state in which the Assets are located or in which operations relating to the business of APD are conducted.

     8.15 Setoff. All payments required by Buyer pursuant to this Agreement are subject to Buyer’s right to offset any such payments against indemnification obligations or any other obligations of APD or any Shareholder under this Agreement.
     8.16 Headings. The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
     8.17 Exhibits and Schedules. Each exhibit and schedule referred to in this Agreement and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.
[Signatures on following page]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]
Executed as of the date first written above.

BUYER	DII TAIWAN CORPORATION LTD.,
a Taiwan corporation

	By	/s/ Steven Ho

Steven Ho, General Manager
2F, 501-15, Chung-Cheng Road
Hsin-Tien City, Taipei
Taipei, Taiwan R.O.C
Attention: General Manager
Telecopier: (02) 2218-0119

APD	APD SEMICONDUCTOR, INC.,
a California corporation

	By	/s/ David Chow

David Chow, Director
1 Lagoon Drive
Suite 410
Redwood City, California 94065
Attention: President
Telecopier: (650) 508-8865

SHAREHOLDERS

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SHAREHOLDERS

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SHAREHOLDERS

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SHAREHOLDERS

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SHAREHOLDERS

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DEFINITIONS
          Capitalized terms used in this Agreement are used as defined in this Annex A or elsewhere in this Agreement.
          Accounts Receivable. The term “Accounts Receivable” shall have the meaning set forth in Section 1.01(a)(ii).
          Acquired Contract. The term “Acquired Contract” shall have the meaning set forth in Section 1.01(a)(v).
          Action. The term “Action” shall mean any lawsuit, claim, proceeding, litigation, arbitration, action, investigation, inquiry, cause of action, right of recovery or chose in action.
          Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether by contract or otherwise.
          Agreement. The term “Agreement” shall mean this Asset Purchase Agreement dated as of October 18, 2006, by an among Buyer, APD and the Shareholders, together with the annexes, schedules and exhibits hereto.
          APD. The term “APD” shall mean APD Semiconductor, Inc., a California corporation.
          Arbitrator. The term “Arbitrator” shall have the meaning set forth in Section 1.04(b)(iii).
          Assets. The term “Assets” shall have the meaning set forth in Section 1.01(a).
          Assumed Liabilities. The term “Assumed Liabilities” shall have the meaning set forth in Sections 1.03(b) and (c).
          Benefit Plan. The term “Benefit Plan” shall mean any plan, policy, program, practice or agreement (whether written or oral) providing compensation or other benefits to any current or former officer, director, employee, consultant, agent or representative (or to any dependent or beneficiary thereto), which are maintained by APD or any other entity with respect to which APD may have liability, including, but not limited to, any obligation to contribute, including all employee pension, profit-sharing, savings, retirement, incentive, bonus, deferred compensation, severance, vacation, holiday, cafeteria, medical disability, life, accident or other insurance, equity-based compensation plans, and any other plans, policies, programs or practices.

          Business Day. The term “Business Day” shall mean any day other than Saturday, Sunday or any day on which national banks are authorized or obligated not to conduct business in Los Angeles, California.
          Buyer. The term “Buyer” shall mean DII Taiwan Corporation Ltd., a Taiwan corporation.
          Closing. The term “Closing” shall have the meaning set forth in Section 2.01(a).
          Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.01(b).
          Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
          Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.
          Confidential Information. The term “Confidential Information” shall have the meaning set forth in Section 6.04.
          Contract. The term “Contract” shall mean any contract, agreement, commitment or arrangement, including, but not limited to, any sales order, purchase order, license, lease, guaranty, manufacturer’s warranty and confidentiality, non-competition, non-solicitation, non-disclosure and similar agreement.
          Court Order. The term “Court Order” shall mean any judgment, order, writ, decision, injunction, award or decree of any federal, state, local, foreign or other court or tribunal and any ruling or award in any arbitration proceeding.
          Covered Product. The term “Covered Product” shall mean any semiconductor product or device the sale of which by Buyer would infringe upon any issued U.S. or foreign patent set forth on Schedule 1.01(a)(iv) but for the assignment of such patent by APD to Buyer as provided in this Agreement.
          Damages. The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses, assessments, levies and taxes (including, but not limited to, attorneys’ and accountants’ fees and disbursements).
          Earnout Date. The term “Earnout Date” shall mean the dates on which Diodes Incorporated, a Delaware corporation, files with the United States Securities and Exchange Commission its Annual Report on Form 10-K for fiscal years 2007 and 2008.

          Encumbrances. The term “Encumbrances” shall mean any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.
          Environmental Conditions. The term “Environmental Conditions” shall have the meaning set forth in Section 3.19.
          Environmental Laws. The term “Environmental Laws” shall have the meaning set forth in Section 3.19.
          Equipment. The term “Equipment” shall have the meaning set forth in Section 1.01(a)(iii).
          Excluded Assets. The term “Excluded Assets” shall have the meaning set forth in Section 1.02.
          Financial Statements. The term “Financial Statements” shall have the meaning set forth in Section 3.05.
          Governmental Authorities. The term “Governmental Authorities” shall mean any court, department, commission, board, bureau, agency, ministry, tribunal, arbitrator, authority, officer or other instrumentality of any nation or country (including, but not limited to, the United States and Taiwan) or any state, commonwealth, territory or possession thereof or any political subdivision of any of the foregoing.
          Indebtedness. The term “Indebtedness” shall mean any indebtedness, loan, liability, advance, assessment, commitment or obligation, and any interest, penalty or fee associated with any of the foregoing.
          Intellectual Property. The term “Intellectual Property” shall mean any and all of the following which is owned by, licensed by, licensed to, used or held for use by a Person (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered U.S. and foreign trade names, trademarks, trade dress, service marks, logos and domain names together with any applications related thereto and the goodwill of the business symbolized thereby (“Marks”); (b) all inventions (whether patentable or unpatentable), all improvements thereto, and all patents, patent applications and disclosures related thereto, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof and all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (collectively, the “Patents”); (c) all registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expressions regardless of the availability of copyright protection, but including all copyrights and moral rights recognized by law and all applications to register and renewals of any of the foregoing (“Copyrights”); (d) all computer software and databases owned by the Person or under development for the Person by third parties (“Software”) and all related documentation; (e) all categories of ideas, trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), improvements, research and development, processes, procedures, formulas, drawings, specifications, blueprints, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production data, processes and techniques, mask works, molds, dies, casts and product configurations (“Proprietary Rights”); (f) all licenses and other Contracts pursuant to which the Person has acquired rights in or to any of the Marks, Patents, Copyrights, Software or Proprietary Rights (“In-Licenses”); and (g) all licenses and other Contracts to which the Person has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights, Software or Proprietary Rights (“Out-Licenses”).
          Inventory. The term “Inventory” shall have the meaning set forth in Section 1.01(a)(i), and shall include all goods, merchandise and other personal property owned and held for sale, and all raw materials, work-in-process, finished goods, and supplies of every nature which contribute to the finished products of APD in the ordinary course of its business.
          Knowledge. The term “Knowledge” shall mean, with respect to a Person, the actual knowledge of such Person, including any Affiliate, officer, director, shareholder or partner thereof, after reasonable inquiry.
          Legal Requirements. The term “Legal Requirements,” with respect to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.
          Liabilities. The term “Liabilities” shall mean all indebtedness, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including, without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Legal Requirement.
          Material Adverse Effect. The term “Material Adverse Effect” shall have the meaning set forth in Section 3.01.
          Notice. The term “Notice” shall have the meaning set forth in Section 8.03.
          Permits. The term “Permits” shall mean any and all permits, rights, franchises, approvals, licenses, authorizations, legal status, consents, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.
          Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, business trust, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.
          Products. The term “Products” shall have the meaning set forth in Section 3.13.

          Purchase Price. The term “Purchase Price” shall mean the aggregate amount paid by Buyer to APD under Section 1.04, together with the aggregate value of the Assumed Liabilities determined as provided in Schedule 1.04(b).
          Records. The term “Records” shall have the meaning set forth in Section 2.02(c).
          Shares. The term “Shares” shall mean all the issued and outstanding shares of the capital stock of APD.
          Shareholders. The term “Shareholders” shall mean those persons whose names appear on the signature pages of this Agreement under the heading “Shareholders.”
          Taxes. The term “Taxes” shall mean any federal, state, local or foreign income, gross receipts, estimated profits, windfall profits, intangible property, occupation, production, emergency excess, capital gains, capital stock, stamp, goods and services, value-added property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.
          Tax Returns. The term “Tax Returns” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.
          Working Capital Statement. The term “Working Capital Statement” shall have the meaning set forth in Section 1.04(b)(i).

EXHIBIT A -LICENSE AGREEMENT
     This License Agreement (the “License Agreement”) is effective as of [    ] 2006, by and between DIODES INCORPORATED, a Delaware corporation, and DII TAIWAN CORPORATION LTD., a Taiwan corporation (collectively referred to herein as “Licensor”), and APD SEMICONDUCTOR, INC., a California corporation, and APD SEMICONDUCTOR (ASIA) INC., a Cayman Islands corporation (collectively referred to herein as “Licensee”).
RECITALS
A.	Licensor owns rights to certain rectifier technology through the Patents and other Intellectual Property obtained in the Asset Purchase Agreement from Licensee.

B.	Licensee wishes to license the Patents for development of 500v+ rectifier technology.

C.	Licensee and Licensor wish this License Agreement to define their relationship with respect to such 500v+ rectifier technology development.
AGREEMENT
1.0	DEFINITIONS
All capitalized terms used in this License Agreement, shall have the meaning set forth in the Asset Purchase Agreement, unless otherwise defined in this License Agreement, as follows:
1.1	“Asset Purchase Agreement” shall mean the Asset Purchase Agreement by and among Licensor, Licensee and certain shareholders thereof, dated October 18, 2006, and in which this License Agreement is included as Exhibit A.

1.2	“Field of Use” shall mean the development, manufacture, use, sale, or offer for sale of any rectifier, diode, Schottky diode, or equivalent transistor device configured for use in devices operated at 500 volts or more (“500v+”).

1.3	“Patents” shall mean the patents as set forth in Schedule 1.01(a)(iv) of the Asset Purchase Agreement.

1.4	“Licensee Assets” shall mean all assets, properties and rights of every kind and description of Licensee, wherever located and whenever acquired, tangible and intangible, and whether or not reflected on the books or records of Licensee.

2.0	PATENT LICENSE
2.1	License Grant
2.1.1	On the Closing Date, Licensor hereby grants to Licensee a non-exclusive license until the second anniversary of the Closing Date to develop, but not to manufacture for sale, sell, or offer to sell, products in the Field of Use that include or are based upon any Patents of APD purchased by Licensor under the Asset Purchase Agreement, or that the use, manufacture, or sale of which by the Licensee would infringe upon any of the Patents but for such license.

In the event that Licensee desires to manufacture for sale, sell or offer to sell, or acquire the rights to manufacture for sale, sell, or offer to sell any such product in the Field of Use, the Licensee will pay Licensor a royalty fee of [REDACTED] before the second anniversary of the Closing Date. In consideration of this royalty fee and the terms and conditions of this License Agreement, Licensor will grant to Licensee, a fully paid, non-exclusive, perpetual, worldwide license to manufacture for sale, sell or offer to sell 500v+ rectifier products based upon the Patents. In no event, shall Licensee sublicense any Patent or aspect of any Licensor Intellectual Property without the express written consent of Licensor.

2.1.2	During a five year period commencing on the Closing Date, the Licensee will not (i) sublicense or grant to any person any right obtained from Licensor as described in this paragraph, or (ii) manufacture for sale, sell, or offer to sell any product in the Field of Use under the brand name of any person other than the Licensee, or (iii) to permit any competitor of Licensor to acquire more than 25% of any class of securities of the Licensee, without Licensor’s prior written consent.

2.1.3	Licensor Rights. During this five year period commencing on the Closing Date, and notwithstanding any other clause of this License Agreement, Licensor will have the right to purchase all or substantially all of the Licensee Assets. The purchase price will be a price mutually agreed to by both parties, or if the parties are unable to so agree, it will be equal to the average amount determined by three independent appraisers to be the fair market value of these assets. One appraiser will be selected by Licensor, one by the Licensee, and the third by the first two appraisers. The parties shall cooperate with each other in connection with and shall furnish to each other all such information as may be reasonably requested by a party during the determination of the purchase price of the Licensee Assets.

After this five year period, Licensor will have a right of first refusal on economically equivalent terms for any offer with respect to : (i) the sublicensing or grant to any person of any right obtained from Licensor as described in this paragraph; or (ii) the sale of any such 500v+ rectifier product under the brand name of any person other than the Licensee; or (iii) permission of any competitor of Licensor to acquire more than 25% of any class of securities of the Licensee, without Licensor’s prior written consent; or (iv) any sale (other than in the ordinary course of business) of any assets or securities of the Licensee.
2.2	Ownership.

Except as licensed to Licensee in this Section 2.0, all right, title and interest in and to the Intellectual Property, including any modifications, updates or derivative works, thereof shall remain with Licensor.

2.3	No Implied License.

In no event shall the license grant set forth in Section 2.1 be construed as granting Licensee, expressly or by implication, estoppel or otherwise, a license under any Licensor intellectual property other than the Patents and any other necessary Intellectual Property required by Licensee to develop products in the Field of Use under the terms of this License Agreement.
3.0	RIGHT TO DEVELOP OTHER TECHNOLOGY

Except as provided in this License Agreement and in Section 6.07 of the Asset Purchase Agreement, nothing in this License Agreement impairs either Licensor’s right to acquire, license, develop, manufacture or distribute for itself, or have others develop, manufacture or distribute for it, similar technology performing the same or similar functions as the technology contemplated by this License Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the technology set forth in this License Agreement.

4.0	WARRANTY DISCLAIMER

THE LICENSOR PATENTS ARE LICENSED “AS IS.” LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PATENTS OR ANY TECHNOLOGY EMBODIED WITHIN THE PATENTS.

5.0	CONFIDENTIALITY
5.1	Standard of Care. A party receiving Confidential Information shall maintain the confidence of same and shall use the same standard of care that it uses with its own like information to prevent the unauthorized dissemination and use of the other party’s Confidential Information.

5.2	Licensor’s Obligation to Protect. Licensor shall protect the confidence of Licensee’s Confidential Information, disclosing only to those employees who have a need to access such information, and prevent its unauthorized dissemination and use by using the same degree of care that such party uses to protect its own like information.

5.3	Licensee’s Obligation to Protect. Licensee shall protect the confidence of Licensor’s Confidential Information, disclosing only to those employees who have a need to access such information, and prevent its unauthorized dissemination and use by using the same degree of care that such party uses to protect its own like information. As a part of this obligation, Licensee shall enforce a policy by which each employee of Licensee executes an Employment Agreement that includes: (i) an obligation of employee to protect the confidence of Licensor’s Confidential Information; and (ii) a non-competition clause or clause of similar import to the effect that an employee may not use any of Licensor’s confidential information in such a manner as to compete with Licensor during or after an employee’s term of employment, such clause to be as protective of Licensor’s rights as applicable local law allows.
6.0	TERM AND TERMINATION
6.1	Term. The term of this License Agreement shall commence as of the Closing Date and continue until terminated as provided under the License Grant Section 2.1, or by mutual written agreement of Licensee and Licensor, or other provision in this Section 6.

6.2	Termination for Cause. Licensor will have the right to terminate this License Agreement if Licensee is in material breach of any warranty, term, condition or covenant of this License Agreement.

6.3	Effect of Termination. Upon termination of this License Agreement or any provision herein, the rights and obligations of the parties with respect to Sections 2, 3, 4, and 5 shall survive such termination.

6.4	Return of Confidential Information. Upon any termination of this License Agreement, each party shall return to the other party any Confidential Information, including any copies thereof, belonging to the other party.

6.5	Covenants Not to Compete.
(a) As used in this Section 6.5, the term “Competitive Activity” shall mean any participation in, employment by, ownership of any interest in, acceptance of business from or assistance, promotion or organization of any Person, partnership, corporation, firm, association or other business organization, entity or enterprise which, directly or indirectly, is engaged in, or hereinafter engages in, research on, or the development, production, manufacture, marketing, distribution or selling of any product which is the same as, substantially equivalent to or competitive with any product now manufactured or sold, or presently under development, by APD, including, but not limited to, the Products, or any other products which Licensor or any of its Affiliates hereafter may introduce which use or are based on, in whole of in part, the Intellectual Property; provided, however, that the exercise by Licensee of its rights under paragraph 2.1 shall not constitute a “Competitive Activity.”
(b) Until the second anniversary of the Closing Date, Licensee shall refrain from, without the prior written consent of Licensor in each instance, directly or indirectly, engaging in any Competitive Activity in any of the following geographic areas:
(i)	Taiwan;

(ii)	The People’s Republic of China;

(iii)	the United States of America; and

(iv)	anywhere in the world.
(c) Licensee shall not, without the prior written consent of Licensor in each instance, disclose or use in any way any Intellectual Property, except as expressly permitted by paragraph 2.1.
(d) Licensee shall not, directly or indirectly, employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee or independent contractor of Licensor (or any person whose employment or status as an independent contractor has terminated within the twelve (12) months preceding the date of such solicitation) in any capacity if that person possesses or has knowledge of any Intellectual Property.
(e) Licensee hereby acknowledges and agrees that it would be difficult to fully compensate Licensor for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that Licensor shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions. This provision with respect to injunctive relief shall not, however, diminish Licensor’s right to claim and recover damages.
(f) During the period commencing on the Closing Date and ending on second anniversary of the Closing Date, Licensor and its Affiliates shall not sell any 500v+ rectifier product, the sale of which by Licensor would infringe upon any issued U.S. or foreign patent set forth on Schedule 1.01(a)(iv) but for the assignment of such patent to Licensor as provided in the Asset Purchase Agreement.

7.0	DISCLAIMER OF CONSEQUENTIAL DAMAGES

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.0	GENERAL
8.1	Relationship of the Parties. Licensor and Licensee are independent parties. Neither company nor their employees, consultants, contractors or agents, are agents, employees or joint venturers of the other party, nor do they have any authority to bind the other party by contract or otherwise to any obligation. They will not represent to the contrary, either expressly, implicitly, by appearance or otherwise.

8.2	Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that Licensee may not assign or delegate its obligations under this License Agreement either in whole or in part, without prior written consent of Licensor. Any attempted assignment in violation of the provisions of this Section 8.2 will be void.

8.3	Reporting Requirement. During the two year period extending from the Closing Date and ending on the second anniversary of the Closing Date, Licensor has the right to obtain information regarding development of products in the Field of Use. In the event that Licensee pays the license fee and is granted a license under Section 2.1.1 of this License Agreement, during the five year period commencing from the Closing Date, Licensor has the right to obtain information regarding the development and any manufacture for sale, sales or offers to sell products in the Field of Use.

8.4	Applicable Law. This License Agreement shall be governed by and construed in accordance with the laws of the State of California (excluding any conflict of law rule that would refer to the laws of another jurisdiction). Each party irrevocably submits to the exclusive jurisdiction of the State of California, Los Angeles County, in any action or proceeding arising out of or relating to this License Agreement. This License Agreement specifically constitutes a Collateral Agreement covered under Section 8.04 of the Asset Purchase Agreement.

8.5	Severability. If for any reason a court of competent jurisdiction finds any provision of this License Agreement, or any portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this License Agreement shall continue in full force and effect.

8.6	No Waiver. Failure by either party to enforce any provision of this License Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

8.7	No Rights in Third Parties. This License Agreement is made for the benefit of Licensee and Licensor and their respective subsidiaries and affiliates, if any, and not for the benefit of any third parties.

8.8	Remedies. The rights and remedies provided under this License Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

8.9	Counterparts. This License Agreement may be executed in one or more counterparts, each of will be deemed an original, but all of which will constitute one and the same document.

8.10	Construction. This License Agreement has been negotiated by the parties and their respective counsel. This License Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

8.11	Complete Agreement. This License Agreement, including all Exhibits, constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof, and supersedes or replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties. To the extent that they are relevant to this License Agreement, and do not conflict with any provision of this License Agreement, additional provisions and definitions, including, but not limited to representations and warranties, dispute resolution, indemnification, and general or miscellaneous clauses within the Asset Purchase Agreement shall apply to this License Agreement.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their duly authorized representatives:

DIODES INCORPORATED,
a Delaware corporation

Date:	By

Keh-Shew Lu, President

DII TAIWAN CORPORATION LTD.,
a Taiwan corporation

Date:	By

Steven Ho, General Manager

APD SEMICONDUCTOR, INC.,
a California corporation

Date:	By

David Chow, Director

APD SEMICONDUCTOR (ASIA) INC.,
a Cayman Islands corporation

Date:	By

David Chow, Director

          EXHIBIT B — ASSIGNMENT AND ASSUMPTION AGREEMENT
          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, and pursuant to that certain Asset Purchase Agreement dated as of October 18, 2006 (the “Asset Purchase Agreement”), by and among DII Taiwan Corporation Ltd., a Taiwan corporation (“Buyer”), APD Semiconductor, Inc., a California corporation (“APD”), and certain shareholders of APD, APD does hereby assign, transfer and set over to Buyer all of APD’s right, title and interest in and to the Assumed Contracts, as such term is defined in the Asset Purchase Agreement, a list of which is attached hereto and incorporated herein by this reference as Exhibit A.
          IN WITNESS WHEREOF, APD has executed this Assignment and Assumption Agreement as of October _, 2006.

APD Semiconductor, Inc.,
a California corporation

By

Billy Yung, Chairman.
          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, and further in consideration of the foregoing assignment of the Assumed Contracts executed by APD, Buyer hereby accepts the foregoing assignment of the Assumed Contracts and hereby assumes all obligations and liabilities thereunder and agrees to faithfully perform and observe all the covenants and agreements contained therein from and after the date hereof, provided, however, that Buyer shall assume such liabilities and obligations only to the extent such liabilities and obligations arise after the Closing Date (as defined in the Asset Purchase Agreement). Except as expressly assumed herein, Buyer does not assume and shall not in any manner be responsible for any liability (including without limitation any contingent liability), obligation, lien or encumbrance of APD.
          Executed at Los Angeles, California this day of October, 2006.

DII Taiwan Corporation Ltd.,

a Taiwan corporation

By:

Steven Ho, General Manager

SCHEDULE 1.01(a)(iv) INTELLECTUAL PROPERTY

CONFIDENTIAL	APD Intellectual Property Assets	10-12-2006
ATTORNEY-CLIENT PRIVILEGED	PRELIMINARY

	A	B	C	D	E	F	G	H	I
				Application
1	Item number	Title	Country	Number	Filed	Status	Patent No.	Grant Date	Annuity/Maintenance
2

3	UNITED STATES PATENT APPLICATIONS

4	US 1	High Cell Density Power Rectifier	US	09/322,269	5/28/1999	Granted	6,186,408	2/13/2001	Due 8/13/2008

5	US 2	Power Rectifier Device and Method of Fabricating Power Rectifier Devices	US	09/283,537	4/1/1999	Granted	6,331,455	12/18/2001	Due 6/18/2009

6	US 3	Schottky Diode Having Increased Active Surface Area and Method of Fabrication	US	09/620,074	6/20/2000	Granted	6,399,996	6/4/2002	Due 12/6/2009

7	US 4	Schottky Diode Having Increased Active Surface Area With Improved Reverse Bias Characteristics and Method of Fabrication	US	09/620,653	7/20/2000	Granted	6,404,033	6/11/2002	Due 12/11/2009

8	US 5	Method of Fabricating Power Rectifier Device	US	09/805,815	3/13/2001	Granted	6,420,225	6/16/2002	Due 1/16/2010

9	US 6	Schottky Diode Having Increased Forward Current With Improved Reverse Bias Characteristics and Method of Fabrication	US	09/729,127	12/1/2000	Granted	6,426,541	6/30/2002	Due 1/30/2010

10	US 7	Method of Fabricating Power Rectifier Device To Vary Operating Parameters and Resulting Device	US	09/544,730	4/6/2000	Granted	6,448,160	9/10/2002	Due 3/10/2010

11	US 8	Discrete Integrated Circuit Rectifier Device	US	09/520,546	3/8/2000	Granted	6,498,367	12/24/2002	Due 6/24/2010

12	US 9	Power Device Having Vertical Current Path With Enhanced Pinch-off for Current Limiting	US	10/037,495	1/2/2003	Granted	6,515,330	2/4/2003	Due 8/4/2010

1 of 5

CONFIDENTIAL	APD Intellectual Property Assets	10-12-2006
ATTORNEY-CLIENT PRIVILEGED	PRELIMINARY

	A	B	C	D	E	F	G	H	I
				Application
1	Item number	Title	Country	Number	Filed	Status	Patent No.	Grant Date	Annuity/Maintenance
13	US 10	Method of Fabricating Power Rectifier Device Having a Laterally Graded P-N Junction for a Channel Region	US	09/742,262	12/19/2000	Granted	6,624,030	9/23/2003	Due 3/23/2007

14	US 11	Method of Fabricating Power Rectifier Device To Vary Operating Parameters	US	10/446,246	5/27/2003	Granted	6,765,264	7/20/2004	Due 1/20/2008

15	US 12	Power Diode Having Improved On Resistance And Breakdown Voltage	US	10/238,104	9/9/2002	Granted	6,743,703	6/1/2004	Due 12/1/2007

16	US 13	Power Device Having Reduced Reverse Bias Leakage Current	US	10/159,558	5/30/2002	Granted	6,979,861	12/27/2005	Due 6/27/2009

17	US 14	Integrated Circuit Including Power Diode	US	11/040,180	1/20/2005	Pending

18	TAIWAN PATENT APPLICATIONS

19	TW 1	Method of Fabricating Power Rectifier Device To Vary Operating Parameters & Resulting Device	Taiwan	90107511	3/29/2001	Granted	Nl-172273	2/21/2003	Due 2/20/2007

20	TW 2	High Cell Density Power Rectifier	Taiwan	89110270	5/26/2000	Granted	N1-149132	1/21/2002	Due 1/20/2007

21	TW 3	Discrete Schottky Diode Device With Reduced Leakage Current	Taiwan	89110264	5/26/2000	Granted	Nl-142019	10/1/2001	Due 9/30/2007

22	TW 4	Schottky Diode Having Increased Active Surface Area With Improved Reverse Bias Characteristics And Method of Fabrication	Taiwan	90117692	12/1/2000	Granted	N1-162403	9/1/2002	Due 8/31/2007

23	TW 5	Power Rectifier Device	Taiwan	89106142	4/1/2000	Granted	Nl-150070	1/21/2002	Due 1/20/2007

24	TW 6	Schottky Diode Having Increased Active Surface Area and Method of Fabrication	Taiwan	90117717	7/19/2001	Granted	Nl-164287	10/1/2002	Due 9/20/2007

2 of 5

CONFIDENTIAL	APD Intellectual Property Assets	10-12-2006
ATTORNEY-CLIENT PRIVILEGED	PRELIMINARY

	A	B	C	D	E	F	G	H	I
Application
1	Item number	Title	Country	Number	Filed	Status	Patent No.	Grant Date	Annuity/Maintenance
25	TW 7		Taiwan	95102058	Priority date 1/20/05	Pending
26

27	CHINA PATENT APPLICATIONS

28	CN 1	Method of Fabricating Power Rectifier Device To Vary Operating Parameters and Resulting Device	China	01800833.X	3/15/2001	Granted	ZL01800833.X	5/11/2005	Due 3/1520/07

29	CN 2	High Cell Density Power Rectifier and Its Fabricating Method and Computer Motherboards Comprising the Same	China	PCT/US00/14025		Granted	ZL00810819.6	4/19/2006	Due 5/22/2007

30	CN 3	Method of Fabricating Power Rectifier Device Having a Laterally Graded P-N Junction for a Channel Region	China	01143693.X		Granted	ZL01143693.X	3/29/2006	Due 12/19/2006
31

32	HONG KONG PATENT APPLICATIONS

33	HK 1	High Cell Density Power Rectifier	Hong Kong	3100776.7		Pending

34

35	PATENT COOPERATION TREATY (INTERNATIONAL) PATENT APPLICATIONS

36	PCT 1	Method of Fabricating Power Rectifier Device to Vary Operating Parameters and Resulting Device	International	PCT/US01/08494		Pending

37	PCT 2	Schottky Diode Having Increased Active Surface Area and Method of Fabrication	International	PCT/US01/21505		Pending

3 of 5

CONFIDENTIAL	APD Intellectual Property Assets	10-12-2006
ATTORNEY-CLIENT PRIVILEGED	PRELIMINARY

	A	B	C	D	E	F	G	H	I
Application
1	Item number	Title	Country	Number	Filed	Status	Patent No.	Grant Date	Annuity/Maintenance
38	PCT 3	Schottky Diode Having Increased Active Surface Area with Improved Reverse Bias Characteristics And Method of Fabrication	International	PCT/US01/21433		Pending

39	PCT 4		International	PCT/US06/1362		Pending

40

41	ABANDONED PATENT APPLICATIONS

42	Abandoned 1	High Cell Density Power Rectifier — Divisional	US	09/707,221

43	Abandoned 2	Power Rectifier Device and Method of Fabricating Power Rectifier Devices — Divisional	US	09/949,248

44	Abandoned 3	Discrete Schottky Diode Device with Reduced Leakage Current	US	09/322,313

45	Abandoned 4	Power Rectifier Device	International	PCT/US00/07691

46	Abandoned 5	Discrete Schottky Diode Device With Reduced Leakage Current	International	PCT/US00/14094

47	Abandoned 6	High Cell Density Power Rectifier	International	PCTUSOO/14025

48	TRADEMARKS

49	TM 1	SBR	US		8/21/2002	Granted	2,944,814	4/26/2005

50	TM 2	triangle and lightening bolt mark	US	78464599	8/9/2004	Pending

51	TM 3	SBR	Japan		2/25/2004	Granted	4,799,599	9/3/2004

52	TM 4	SBR	Taiwan		8/5/2002	Granted	1,046,827	6/16/2003

53	TM 5	SUPER BARRIER RECTIFIER	US	78141541	7/5/2002	DEAD 7/21/2003

54	CO-OWNED PATENT APPLICATION

4 of 5

CONFIDENTIAL	APD Intellectual Property Assets	10-12-2006
ATTORNEY-CLIENT PRIVILEGED	PRELIMINARY

	A	B	C	D	E	F	G	H	I
Application
1	Item number	Title	Country	Number	Filed	Status	Patent No.	Grant Date	Annuity/Maintenance
55	CO 1:
	co-owned with Fujifilm Microdevices Co., Ltd.	Method Fabricating Power VLSI Diode Devices	US	09/739,732	12/18/2000	Granted	6,537,860	3/25/2003	Due 9/25/2010

5 of 5

SCHEDULE 1.02
EXCLUDED ASSETS
1.	Any amount payable by Buyer to APD pursuant to Section 1.04(a); provided, however, that the foregoing shall not limit Buyer’s right to indemnification pursuant to Section 7.01(a) and (b) or setoff pursuant to Section 9.13.

2.	The lease of those premises located at:
1 Lagoon drive
Suite 410
Redwood City, California 94065
F7-1, No. 222, Section 3
Da-Tong Road
Xi-Zhi City, Taipei County, Taiwan
3.	Cash, cash equivalents and short term investments.

4.	Any Benefit Plan.

5.	Any Contract other than those set forth on Schedule 1.01(a)(v).

6.	Any investment in Phoenix Atlantic Limited.

1

SCHEDULE 1.04(B)
WORKING CAPITAL ADJUSTMENT
1. In the event that any date for which any amount described in Section 1.04(a)(ii) is calculated does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures.
2. For purposes of determining the value of the Inventory as of the Closing Date, any Inventory which is damaged, defective or otherwise unsaleable in the ordinary course of Buyer’s business shall be disregarded.
3. For purposes of determining the value of the Accounts Receivable as of the Closing Date, any Account Receivable which is not then current and fully collectible, net of reserves shown on the Financial Statements, or is subject to any contest, claim or right of set-off relating to the amount or validity of such Account Receivable, shall be disregarded.
4. The value of an Assumed Liability shall be deemed to be the maximum potential amount of such Assumed Liability in the event of Buyer’s breach or default thereunder, including interest and penalties.

SCHEDULE 1.04(C)
CALCULATION OF EARNOUT
          1. Net sales and gross profit margin will be determined in accordance with (i) generally accepted accounting principles in the United States and (ii) the accounting policies and procedures used by Diodes Incorporated for the determination of its own net sales and gross profit margin for purposes of preparing its financial statements filed with the United States Securities and Exchange Commission.